Exhibit 99

Contact:
Zap.Com Corporation

FOR IMMEDIATE RELEASE:

ZAP.COM TO CEASE INTERNET OPERATIONS

             ROCHESTER, NEW YORK, January 5, 2001 - Zap.Com Corporation (OTCBB: ZPCM) announced today that it is ceasing its Internet operations, including the operation of the ZapNetworkSM, a network of independent web sites.

             Zap.Com is currently reviewing the future direction of its operations and has not made a decision at the present time concerning its plans. Zap.Com does intend to continue as a public company, reporting to the Securities and Exchange Commission under the Securities Exchange Act of 1934 for the foreseeable future.

             It is estimated that Zap.Com would have continued to recognize losses for the foreseeable future. Accordingly, the Company’s Board of Director is of the opinion that it is in the best interest of the Company to cease the operations of this business.

             In connection with ceasing its current operations, Zap.Com is terminating its current public offering of Zap.Com common stock as part of its solicitation of web sites to join the ZapNetworkSM.

             Zap.Com estimates that the discontinuance of its Internet operations will result in a one-time charge in the range of approximately $1.0 - $2.0 for the year ending December 31, 2000.

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“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: The statements contained in this press release which are not historical fact are forward-looking statements based upon management’s current expectations that are subject to risks, and uncertainties that could cause actual results, events and developments to differ materially from those set forth in or implied by forward looking statements. Factors that could cause actual results, events and developments to differ include, without limitation, those factors listed under the caption “Significant Factors That Could Affect Future Performance And Forward Looking Statements” in the Company’s Annual Report on Form 10-K dated March 30, 2000 for the fiscal year ended December 31, 1999 and, among others, costs and uncertainties associated with winding down operations, including the potential higher actual costs incurred for discontinued operation charges as compared to costs estimated for the purposes of calculating such charges and the uncertainty and variations in future undiscounted net cash flows from use together with residual values estimated for purposes of calculating discontinued operations charges. There is no assurance that Zap.Com will successfully identify, pursue or operate any future businesses or operations in the future. Consequently all forward looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results.